Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6908

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS FOURTH QUARTER AND YEAR-END RESULTS AND REGULAR QUARTERLY CASH DIVIDEND

This press release is being issued to replace the one issued earlier with the same headline to include the unaudited selected consolidated financial data.

Broomall, Pennsylvania.  January 27, 2011 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLBD) announced today its results for the quarter and year ended December 31, 2010.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.03 per share, payable on February 25, 2011 to shareholders of record at the close of business on February 11, 2011.

The Company reported net income of $606,000 or $.09 per share for the quarter ended December 31, 2010 an increase of $331,000 or 120.4% as compared to net income of $275,000 or $.04 per share for the quarter ended December 31, 2009.  Net interest income increased $483,000 or 16.2% to $3.5 million while other income decreased $22,000 or 8.3% to $244,000 for the quarter ended December 31, 2010 as compared to the same period in 2009.  Other expenses increased $65,000 or 2.4% to $2.8 million and the provision for loan losses decreased $103,000 or 34.0% to $200,000 for the quarter ended December 31, 2010 as compared to $303,000 for the same period in 2009.  Lastly, income tax expense amounted to $131,000 for the quarter ended December 31, 2010 as compared to income tax benefit of $37,000 for the same period in 2009.

The increase in net interest income was primarily due to a $958,000 or 42.8% decrease in interest expense on customer deposits and FHLB advances, which more than offset a decrease of $475,000 or 9.1% in interest income primarily resulting from lower yields on interest-earning assets.  The decrease in other income was primarily due to a lower amount of service charges on deposit accounts.  The increase in other expenses primarily resulted from higher amounts of salaries and employee benefits, occupancy and equipment expense and other non-interest expenses.  The decrease in the provision for loan losses was primarily due to a modest increase in the allowance for loan losses that resulted from our quarter end valuation analysis and a small net recovery.  The increase in the income tax expense was due to a higher level of taxable income.

For the year ended December 31, 2010, net income amounted to $1.1 million or $.16 per share a decrease of $279,000 or 20.5% as compared to net income of $1.4 million or $.20 per share for the year ended December 31, 2009.  Net interest income increased $1.8 million or 15.4% to $13.4 million while other income decreased $80,000 or 6.9% to $1.1 million for the year ended December 31, 2010 as compared to the same period in 2009.  Other expenses increased $475,000 or 4.4% to $11.4 million and the provision for loan losses increased $1.6 million or 301.5% to $2.1 million for the year ended December 31, 2010 as compared to $528,000 for the same period in 2009.  Lastly, income tax benefit increased $87,000 to $128,000 for the year ended December 31, 2010 due to a lower level of taxable income.

The increase in net interest income was primarily due to a $3.1 million or 32.3% decrease in interest expense on customer deposits and FHLB advances, which more than offset a $1.3 million or 6.1% decrease in interest income primarily resulting from lower yields on interest-earning assets.  In addition, borrowings were reduced by $32.0 million in FHLB advance repayments during the year 2010 which had a favorable impact on net interest income.  The decrease in other income was primarily due to lower management fees and loss on sale of real estate owned properties.  The increase in other expenses was primarily due to legal fees totaling $306,000 incurred to successfully defend against the improper use of our intellectual property by a competitor which was partially offset by lower FDIC deposit insurance premiums.  The increase in the provision for loan losses was primarily due to the increased amount of non-performing loans and, to a lesser extent, net charge-offs to the allowance for loan losses of $568,000 primarily related to two commercial loan relationships.

The Company’s total assets decreased $9.7 million or 2.1% to $454.5 million at December 31, 2010 as compared to $464.2 million at December 31, 2009.  Cash and cash equivalents decreased $13.0 million or 17.4% to $61.9 million and investment and mortgage-backed securities increased $1.9 million or 2.5% to $77.6 million.  Net loans receivable increased $1.0 million or 0.4% to $286.1 million at December 31, 2010.  Customer deposits increased $9.3 million or 2.5% to $384.6 million while borrowings decreased $27.7 million or 79.0% to 7.4 million at December 31, 2010.  Total stockholders’ equity amounted to $49.0 million or 10.8% of total assets as of December 31, 2010.

Nonperforming assets increased $8.2 million to $19.0 million or 4.17% of total assets at December 31, 2010 as compared to $10.8 million or 2.33% of total assets at December 31, 2009.  Nonperforming assets at December 31, 2010 included $16.3 million in nonperforming loans and $2.7 million in other real estate owned.  The increase in nonperforming assets was primarily due to a $6.1 million land and development loan for a mixed use commercial real estate project located in Bradenton, Florida being moved to non-accrual status as of March 31, 2010 and a $1.7 million local commercial construction loan moved to non-accrual status in the fourth quarter of 2010.  Overall, nonperforming loans included $2.4 million in single-family residential real estate loans, $2.1 million in commercial real estate loans, $11.4 million in real estate construction loans, $74,000 in commercial business loans and $284,000 in consumer loans.  Management continues to work closely with its borrowers to plan prudent exit strategies.  The allowance for loan losses amounted to $5.1 million or 31.2% of nonperforming loans at December 31, 2010 as compared to $3.5 million or 45.1% at December 31, 2009.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Interest income	$4,747	$5,222	$19,797	$21,091
Interest expense	1,278	2,236	6,434	9,509
Net interest income	3,469	2,986	13,363	11,582
Provision for loan losses	200	303	2,120	528
Other income	244	266	1,084	1,164
Other expenses	2,776	2,711	11,375	10,900
Income before income tax expense (benefit)	737	238	952	1,318
Income tax expense (benefit)	131	(37)	(128)	(41)
Net income	$606	$275	$1,080	$1,359

Basic earnings per share	$0.09	$0.04	$0.16	$0.20

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

	At December 31,
	2010	2009
Total assets	$454,476	$464,216
Cash and cash equivalents	61,891	74,936
Investment and mortgage-backed securities	77,574	75,691
Loans receivable - net	286,056	285,008
Deposits (1)	384,595	375,254
Borrowings (1)	7,384	35,090
Total stockholders' equity	48,991	48,445
___________________________________________
(1) The amount of $3.1 million was reclassified from Deposits to Borrowings at
December 31, 2009 to conform with amounts presented at December 31, 2010.